Exhibit 99.1

News

For Immediate Release

Amplify Energy Announces Fourth Quarter and Full Year 2018 Results, Year-End 2018

Proved Reserves and 2019 Guidance

HOUSTON, March 6, 2019—Amplify Energy Corp. (OTCQX: AMPY) (“Amplify” or the “Company”) announced today its operating and financial results for the fourth quarter and full year 2018, year-end 2018 proved reserves and provided guidance for the first quarter and full year 2019.

Key Fourth Quarter Events and Strategic Updates

•

Repurchased 2,916,667 shares of common stock (approximately 12% of outstanding shares) via a tender offer at $12.00 per share, with an aggregate purchase price of approximately $35 million, excluding related fees and expenses

•	Implemented an open market share repurchase program of up to $25 million of Amplify’s outstanding shares of common stock, with repurchases beginning on January 9, 2019

•

Announced 2019 first quarter and full year guidance, which includes $37 million ($3 million invested during fourth quarter 2018, $34 million in full year 2019) for the previously announced capital project to increase oil production at the Company’s Bairoil field in the Rockies

Key Fourth Quarter Operational Highlights

•	During the fourth quarter this year we generated the following:

•	Daily production of 142.5 MMcfe/d, which was above the midpoint of quarterly guidance

•	Net cash provided by operating activities of $25 million for the quarter, compared to the guidance midpoint of $30 million

•	Adjusted EBITDA of $32 million that was within the guidance range of $31 million to $37 million

•	Free cash flow of $18 million that was within the guidance range of $16 million to $22 million

•	Total debt to Adjusted EBITDA of 2.3x for the fourth quarter and 1.8x for the full year 2018

•	As of March 1, 2019, net debt was $237 million, inclusive of $33 million of cash on hand

“During the fourth quarter of 2018, Amplify successfully executed its previously discussed plan to return capital to shareholders,” said Ken Mariani, President and Chief Executive Officer of Amplify. “Our stock tender offer allowed us to repurchase approximately 2.9 million shares of common stock for an aggregate purchase price of $35 million. In addition, we have recently implemented an open market buyback program to repurchase up to $25 million as market conditions and compliance requirements allow.”

Mr. Mariani continued, “As we enter 2019, we plan to direct a large portion of our $60 million capital budget into our previously announced investment in our Bairoil Field, while also funding an increasing level of drilling activity in our non-operated Eagle Ford properties. We are continuing to evaluate development opportunities in our lease blocks in federal waters offshore California and with our East Texas properties, and have the ability to adjust our budget as the year progresses. Our solid operational and financial performance in 2018 gives us confidence that we can continue to execute strategically and enhance shareholder value in 2019.”

Key Financial Results

$ in millions	Fourth Quarter 2018	Third Quarter 2018	FY 2018	FY 2017
Average daily production (MMcfe/d)	142.5	152.4	159.4	181.3
Total revenues	$75.7	$85.5	$340.1	$314.7
Total assets	$836.8	$841.3	$836.8	$917.5
Net Income (loss)	$79.2	($2.6)	$54.6	($89.7)
Adjusted EBITDA (a non-GAAP financial measure)	$32.4	$39.7	$161.2	$158.2
Total debt (1)	$294.0	$294.0	$294.0	$376.0
Total debt / Adjusted EBITDA (2)	2.3x	1.9x	1.8x	2.4x
Net cash provided by (used in) operating activities	$25.2	$32.3	$141.8	$220.1
Total capital	$10.2	$7.5	$56.0	$61.2

(1)	As of December 31, 2018, September 30, 2018, December 31, 2018 and December 31, 2017, respectively
(2)	Annualized for the respective quarter ended

Tender Offer and Share Buyback Program

On December 21, 2018, Amplify accepted for purchase 2,916,667 shares of its common stock at a purchase price of $12.00 per share, for an aggregate purchase price of approximately $35.0 million, excluding fees and expenses relating to the tender offer. Approximately 22.1 million shares of the common stock were tendered in the offering, resulting in Amplify purchasing approximately 13.2% of the tendered shares. The shares acquired represented approximately 12% of the Company’s outstanding shares as of November 16, 2018.

Subsequent to the closing of the tender offer, Amplify’ Board of Directors authorized a share repurchase program of up to $25 million of Amplify’s outstanding shares of common stock, with repurchases to begin on or after January 9, 2019. As of February 28, 2019, Amplify has repurchased 42,583 shares at a purchase price of $8.63 per share for total consideration of $0.4 million (including fees) with approximately $24.6 million remains available for share repurchases under the program.

Revolving Credit Facility and Liquidity

As of March 1, 2019, Amplify had total debt of $270 million under its revolving credit facility, with a current borrowing base of $425 million. Amplify’s liquidity was $186 million as of March 1, 2019, consisting of $33 million of cash on hand and available borrowing capacity of $153 million (including the impact of $1.65 million in outstanding letters of credit). The next regularly scheduled borrowing base redetermination is expected to occur in April 2019.

Comparison of Fourth Quarter Guidance vs Actual Results

	4Q 2018 Guidance (1)			4Q 2018 (2)
	Low		High	Actuals
Net Average Daily Production
Oil (MBbls/d)	8.2	—	8.7	8.2
NGL (MBbls/d)	3.6	—	3.8	3.6
Natural Gas (MMcf/d)	66.0	—	70.1	71.7
Total (MMcfe/d)	136.7	—	145.1	142.5
Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$2.70	—	$3.00	$1.63
NGL Realized Price (% of WTI NYMEX)	42%	—	47%	44%
Natural Gas Realized Price (% of Henry Hub)	95%	—	99%	97%
Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.60	—	$0.70	$0.53
NGL ($ / Bbl)	$4.20	—	$4.70	$4.86
Natural Gas ($ / Mcf)	$0.50	—	$0.60	$0.52

Total ($ / Mcfe)	$0.37	—	$0.47	$0.42
Average Costs
Lease Operating ($ / Mcfe)	$2.15	—	$2.35	$2.27
Taxes (% of Revenue) (3)	5.5%	—	6.5%	6.7%
Recurring Cash General and Administrative ($ / Mcfe) (4)	$0.51	—	$0.56	$0.53
Net Cash Provided by Operating Activities ($MM) (5)		$30		$25
Adjusted EBITDA ($MM) (6)	$31	—	$37	$32
Cash Interest Expense ($MM)	$4	—	$6	$4
Capital Expenditures ($MM)	$10	—	$12	$10
Free Cash Flow ($MM) (6)	$16	—	$22	$18

(1)	Guidance based on NYMEX strip pricing as of October 26, 2018; Average prices of $67.26 / Bbl for crude oil and $2.92 / Mcf for natural gas for 2018
(2)

Actual results for 4Q18 impacted by adoption of new GAAP revenue recognition standard that reduced revenue and GP&T, but had no net impact on Net Cash Provided by Operating Activities or Adjusted EBITDA

(3)	Includes production, ad valorem and franchise taxes
(4)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(5)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(6)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Production Update

During the fourth quarter of 2018, Amplify produced 142.5 MMcfe/d, which was above the midpoint of our guidance for the quarter due primarily to higher gas production in East Texas. Fourth quarter oil production in the Beta Field fell slightly below expectations, as certain wells were impacted by the Company’s maintenance turnaround that was completed early in the quarter. The Company is continuing its workover program to return down wells to production in the Beta Field.

Operations and Capital Spending Outlook

Amplify’s capital spend for the fourth quarter was approximately $10 million, in-line with quarterly guidance. Fourth quarter capital was allocated 67% in the Rockies which included $3 million spent on equipment for the Bairoil plant expansion project and 22% in the Eagle Ford, with the remainder focused primarily on workover and infrastructure related projects in California and East Texas.

In 2019, we anticipate capital spending of approximately $60 million across our operating areas. Approximately $34 million of this capital will fund the plant expansion project in Bairoil, which will allow the Company to bring currently shut-in wells back online and increase oil production by approximately 900 Boe/d. The expanded Bairoil facility is scheduled to be operational by the fourth quarter of 2019, with production increases expected to be fully realized over the subsequent eighteen months.

In addition, the Company participated in 20 gross (1.1 net) wells in the Eagle Ford Shale and Austin Chalk formations which were spud before year-end 2018. Amplify’s working interest in these 20 wells is approximately 5.5%. Initial production from some of these wells is expected in the first quarter of 2019, with the remainder expected to be completed in the second quarter of 2019. As previously discussed, the last 10 gross wells that were brought online in 2018 on our acreage outperformed the Company’s internal type curves, with IP-30 oil production rates averaging above 1,300 barrels per day (gross). The Company anticipates similar results for the current wells and has allocated approximately $12 million in the 2019 capital budget for drilling and completion activity in the Eagle Ford.

The remaining capital budget of $14 million will be spent predominantly on well work, facilities and other maintenance activities across our assets.

	2019 Guidance Midpoint	% of Total
Bairoil Expansion	$34	56%
Eagle Ford (Non-Op) Drilling and Completion	12	20%

Total Development Capital	$46	76%
California - Infrastructure and Workovers	$7	12%
East Texas - Infrastructure and Capital Well Work	3	4%
Facilities / Corporate / Other	5	8%

Total Non-Development Capital	$14	24%

Total 2019 Capital Program	$60	100%

2018 Year-End Proved Reserve Update

Proved reserves at December 31, 2018 were approximately 140 MMBoe, of which approximately 50% were crude oil, 35% were natural gas and 15% were natural gas liquids. Approximately 79% of proved reserves were classified as proved developed with a total standardized measure of discounted future net cash flows of approximately $1.1 billion.

Reserve Category	Oil (MMBbl)	NGL (MMBbl)	Gas (Bcf)	Total (Bcfe)	Total (MMBoe)	SEC (1) PV-10 ($MM)	$55 /$2.75 (2) PV-10 ($MM)
PDP	48.0	15.6	217.3	599.3	99.9	$781.5	$544.2
PDNP	6.1	1.7	14.8	61.6	10.3	73.4	46.1
PUD	15.5	4.2	61.9	180.2	30.0	258.2	152.2

Total Proved	69.6	21.6	294.0	841.1	140.2	$1,113.0	$742.5

(1)	YE 2018 SEC pricing of crude oil at $65.56 per barrel and natural gas at $3.10 per MMBtu
(2)	Flat pricing of crude oil at $55.00 per barrel and natural gas at $2.75 per MMBtu

Utilizing flat pricing of $55.00 per Bbl of oil and $2.75 per MMBtu, Amplify’s year-end 2018 proved developed reserves had a PV-10 value of approximately $590 million, which is 50% or $198 million higher than the Company’s current enterprise value of approximately $392 million(3). Amplify’s total proved PV-10 of $743 million is 90% or $351 million higher than the Company’s current enterprise value.

(3)	Enterprise value is calculated based on a market cap of $155 million (22.1 million shares at $7.00 per share) plus net debt of $237 million

First Quarter and Full Year 2019 Guidance

The following guidance included in this press release is subject to the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. Amplify’s 2019 guidance is based on its current expectations regarding capital expenditure levels and on the assumption that market demand and prices for oil and natural gas will continue at levels that allow for economic production of these products. In addition, beginning in 2019, Amplify has elected to change its reporting convention from natural gas equivalent (Mcfe) to oil equivalent (Boe) given the increasing focus on our liquids-weighted production and development.

A summary of the guidance is presented below:

	1Q 2019E (1)			FY 2019E (1)
	Low		High	Low		High
Net Average Daily Production
Oil (MBbls/d)	8.3	—	8.8	8.4	—	9.2
NGL (MBbls/d)	3.5	—	3.7	3.3	—	3.6
Natural Gas (MMcf/d)	63.4	—	67.4	57.6	—	63.7
Total (MBoe/d)	22.3	—	23.7	21.2	—	23.5
Commodity Price Differential / Realizations (Unhedged)
Oil Differential ($ / Bbl)	$2.00	—	$2.50	$2.00	—	$2.50
NGL Realized Price (% of WTI NYMEX)	42%	—	47%	45%	—	50%
Natural Gas Realized Price (% of Henry Hub)	95%	—	99%	95%	—	99%
Gathering, Processing and Transportation Costs
Oil ($ / Bbl)	$0.70	—	$0.80	$0.70	—	$0.80
NGL ($ / Bbl)	$4.20	—	$4.70	$4.20	—	$4.70
Natural Gas ($ / Mcf)	$0.50	—	$0.60	$0.50	—	$0.60

Total ($ / Boe)	$2.22	—	$2.82	$2.22	—	$2.82
Average Costs
Lease Operating ($ / Boe)	$13.50	—	$14.50	$13.00	—	$15.00
Taxes (% of Revenue) (2)	5.5%	—	6.5%	5.5%	—	6.5%
Recurring Cash General and Administrative ($ / Boe) (3)	$2.70	—	$3.00	$2.70	—	$3.00
Net Cash Provided by Operating Activities ($MM) (4)		$18			$82
Adjusted EBITDA ($MM) (5)	$20	—	$24	$90	—	$102
Cash Interest Expense ($MM)	$3	—	$4	$13	—	$17
Capital Expenditures ($MM)	$14	—	$16	$55	—	$65
Free Cash Flow ($MM) (5)	$2	—	$6	$15	—	$27

(1)	Guidance based on NYMEX strip pricing as of February 22, 2019; Average prices of $57.95 / Bbl for crude oil and $2.87 / Mcf for natural gas for 2019
(2)	Includes production, ad valorem and franchise taxes
(3)	Recurring cash general and administrative cost guidance excludes reorganization expenses and non-cash compensation
(4)	Net Cash Provided by Operating Activities guidance does not include certain restructuring and reorganization expenses or changes in working capital
(5)

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. Please see “Use of Non-GAAP Financial Measures” for a description of Adjusted EBITDA and Free Cash Flow and the reconciliation to the most comparable GAAP financial measure

Hedging Update

Since Amplify’s previous hedge update on November 7, 2018, the Company has made significant additions to its hedge position between 2019 and 2021. As of March 1, 2019 Amplify’s mark-to-market value was a net liability position of $4.5 million and based on the midpoint of full year 2019 guidance the Company has hedged 76% of 2019 production. The following table reflects the hedged volumes under Amplify’s commodity derivative contracts and the average fixed or floor prices at which production is hedged for January 2019 through December 2021, as of March 6, 2019.

	2019	2020	2021
Natural Gas Swap Contracts:
Volume (MMBtu)	18,780,000	—	—
Weighted Average Fixed Price ($)	$2.89	—	—
Natural Gas Collar Contracts:
Volume (MMBtu)	—	6,240,000	1,050,000
Weighted Average Floor Price ($)	—	$2.64	$2.66
Weighted Average Ceiling Price ($)	—	$2.96	$2.99
Total Natural Gas Derivative Contracts:
Total Natural Gas Volumes Hedged (MMBtu)	18,780,000	6,240,000	1,050,000
Total Weighted Average Fixed/Floor Price ($/MMbtu)	$2.89	$2.64	$2.66
Crude Oil Swap Contracts:
Volume (Bbl)	1,776,000	675,000	315,000
Weighted Average Fixed Price ($)	$53.06	$55.66	$55.52
Crude Oil Collar Contracts:
Volume (Bbl)	456,000	171,600	—
Weighted Average Floor Price ($)	$55.00	$55.00	—
Weighted Average Ceiling Price ($)	$63.85	$62.10	—
Crude Oil Put Contracts:
Volume (Bbl)	—	306,600	—
Weighted Average Floor Price ($)	—	$55.00	—
Weighted Average Deferred Premium ($)	—	$7.09	—
Total Oil Derivative Contracts:
Total Oil Volumes Hedged (Bbl)	2,232,000	1,153,200	315,000
Total Weighted Average Fixed/Floor Price ($/Bbl)	$53.46	$55.39	$55.92
Natural Gas Liquids Swap Contracts:
Volume (Bbl)	864,000	347,100	66,000
Weighted Average Fixed Price ($)	$29.96	$28.16	$27.23
Total Derivative Contracts:
Total Equivalent Volumes Hedged (Boe)	6,226,000	2,540,300	556,000
Total Weighted Average Fixed/Floor Price ($/Boe)	$32.03	$35.47	$39.93

Amplify posted an updated hedge presentation containing additional information on its website, www.amplifyenergy.com, under the Investor Relations section.

Annual Report on Form 10-K

Amplify’s financial statements and related footnotes will be available in its Annual Report on Form 10-K for the year ended December 31, 2018, which Amplify expects to file with the Securities and Exchange Commission on or before March 6, 2019.

Conference Call

Amplify will host an investor teleconference today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting Amplify’s website, www.amplifyenergy.com, and clicking on the webcast link or by dialing (833) 883-4379 at least 15 minutes before the call begins and providing the Conference ID: 5469647. The webcast and a telephonic replay will be available for fourteen days following the call and may be accessed by visiting Amplify’s website, www.amplifyenergy.com, or by dialing (855) 859-2056 and providing the Conference ID: 5469647.

About Amplify Energy

Amplify Energy Corp. is an independent oil and natural gas company engaged in the acquisition, development, exploration and production of oil and natural gas properties. The Company’s operations are focused in the Rockies, offshore California, East Texas / North Louisiana and South Texas. For more information, visit www.amplifyenergy.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Amplify expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. Amplify believes that these statements are based on reasonable assumptions, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of Amplify, which may cause Amplify’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K, and if applicable, its Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. All forward-looking statements speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Amplify undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Amplify’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies because they may not calculate such measures in the same manner as Amplify does.

Adjusted EBITDA. Amplify defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of Amplify’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies in Amplify’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest and support Amplify’s indebtedness; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Free Cash Flow. Amplify defines Free Cash Flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Free cash flow is an important non-GAAP financial measure for Amplify’s investors since it serves as an indicator of the Company’s success in providing a cash return on investment. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities.

Selected Operating and Financial Data (Tables)

Amplify Energy Corp.

Selected Financial Data - Unaudited

Statements of Operations Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2018	September 30, 2018
Revenues:
Oil and natural gas sales	$75,653	$85,446
Other revenues	49	76

Total revenues	75,702	85,522

Costs and Expenses:
Lease operating expense	29,830	27,505
Gathering, processing and transportation	5,459	6,197
Exploration	14	9
Taxes other than income	5,075	4,717
Depreciation, depletion and amortization	12,402	13,355
General and administrative expense	7,390	8,219
Accretion of asset retirement obligations	1,292	1,272
Realized (gain) loss on commodity derivatives	(3,800)	616
Unrealized (gain) loss on commodity derivatives	(71,573)	20,494
(Gain) loss on sale of properties	2,175	(707)
Other, net	424	639

Total costs and expenses	(11,312)	82,316

Operating Income (loss)	87,014	3,206
Other Income (Expense):
Interest expense, net	(4,528)	(5,336)
Other income (expense)	190	(2)
Gain on early extinguishment of debt	(3,034)	—

Total Other Income (Expense)	(7,372)	(5,338)

Income (loss) before reorganization items, net and income taxes	79,642	(2,132)
Reorganization items, net	(395)	(466)
Income tax benefit (expense)	—	—

Net income (loss)	$79,247	$(2,598)
Earnings per share:
Basic and diluted earnings (loss) per share	$3.06	$(0.10)

Selected Financial Data - Unaudited

Operating Statistics

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2018	September 30, 2018
Oil and natural gas revenue:
Oil Sales	$43,224	$52,576
NGL Sales	8,453	12,132
Natural Gas Sales	23,976	20,738

Total oil and natural gas sales - Unhedged	$75,653	$85,446

Production volumes:
Oil Sales - MBbls	757	784
NGL Sales - MBbls	330	364
Natural Gas Sales - MMcf	6,601	7,134

Total - MMcfe	13,113	14,024

Total - MMcfe/d	142.5	152.4

Average sales price (excluding commodity derivatives):
Oil - per Bbl	$57.18	$67.03
NGL - per Bbl	$25.66	$33.34
Natural gas - per Mcf	$3.63	$2.91

Total - per Mcfe	$5.77	$6.09

Average unit costs per Mcfe:
Lease operating expense	$2.27	$1.96
Gathering, processing and transportation	$0.42	$0.44
Taxes other than income	$0.39	$0.34
General and administrative expense	$0.56	$0.59
Depletion, depreciation, and amortization	$0.95	$0.95

Selected Financial Data - Unaudited

Balance Sheet Data

(Amounts in $000s, except per share data)	December 31, 2018	September 30, 2018
Total current assets	$105,597	$48,299
Property and equipment, net	628,181	630,097
Total assets	836,843	841,267
Total current liabilities	50,418	90,893
Long-term debt	294,000	294,000
Total liabilities	420,285	469,688
Total equity	416,558	371,579

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2018	September 30, 2018
Net cash provided from operating activities	$25,171	$32,335
Net cash used in investing activities	51,657	(7,744)
Net cash provided by (used in) financing activities	(38,986)	(20,315)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2018	September 30, 2018
Reconciliation of Adjusted EBITDA to Net Cash Provided from Operating Activities:
Net cash provided by operating activities	$25,171	$32,335
Changes in working capital	2,898	1,336
Interest expense, net	4,528	5,336
Amortization and write-off of deferred financing fees	(269)	(497)
Reorganization items, net	395	466
Exploration costs	15	9
Acquisition and divestiture related costs	(764)	82
Severance payments	34	(258)
Plugging and abandonment cost	591	859
Other	(176)	—

Adjusted EBITDA:	$32,423	$39,668

Reconciliation of Free Cash Flow to Net Cash Provided from Operating Activities:
Adjusted EBITDA:	$32,423	$39,668
Less: Cash interest expense	4,438	4,666
Less Capital expenditures	10,222	7,505

Free Cash Flow:	$17,763	$27,497

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA and Free Cash Flow

	Three Months	Three Months
	Ended	Ended
(Amounts in $000s, except per share data)	December 31, 2018	September 30, 2018
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$79,247	$(2,598)
Interest expense, net	4,528	5,336
Gain (loss) on early extinguishment of debt	3,034	-
Depreciation, depletion and amortization	12,402	13,355
Accretion of asset retirement obligations	1,292	1,272
(Gains) losses on commodity derivatives	(75,373)	21,110
Cash settlements on expired commodity derivatives	3,800	(616)
Acquisition and divestiture related costs	(764)	82
Reorganization items, net	395	466
Share/unit-based compensation expense	1,108	1,578
(Gain) loss on sale of properties	2,175	(707)
Exploration costs	15	9
Loss on settlement of AROs	424	639
Bad debt expense	106	—
Severance payments	34	(258)

Adjusted EBITDA:	$32,423	$39,668

Reconciliation of Free Cash Flow to Net Income (Loss):
Adjusted EBITDA:	$32,423	$39,668
Less: Cash interest expense	4,438	4,666
Less Capital expenditures	10,222	7,505

Free Cash Flow:	$17,763	$27,497

	Mid-Point	Mid-Point
	For Quarter Ended	For Year Ended
(in millions)	3/31/2019	12/31/2019
Calculation of Adjusted EBITDA:
Net income	$6	$34
Interest expense	4	14
Depletion, depreciation, and amortization	12	48

Adjusted EBITDA	$22	$96

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$18	$82
Changes in working capital	—	—
Cash Interest Expense	4	14

Adjusted EBITDA	$22	$96

Reconciliation of Adjusted EBITDA to Free Cash Flow:
Adjusted EBITDA	$22	$96
Cash Interest Expense	(4)	(14)
Capital expenditures	(15)	(60)

Free Cash Flow	$4	$22

Contacts

Amplify Energy Corp.

Martyn Willsher – Chief Financial Officer

(713) 588-8346

martyn.willsher@amplifyenergy.com